Exhibit 99.1

FOSSIL GROUP, INC.  REPORTS THIRD QUARTER FISCAL 2015 RESULTS AND ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE MISFIT, INC.

Third Quarter Net Sales of $771 Million; Diluted EPS of $1.19

Updates Full Year Guidance and Provides Fourth Quarter Guidance

Advances Connected Accessories Initiative with Wearable Technology Innovator Misfit

Richardson, TX. November 12, 2015 — Fossil Group, Inc. (NASDAQ: FOSL) (the “Company” or “Fossil Group”) today reported its financial results for the fiscal quarter ended October 3, 2015.  In the third quarter of fiscal 2015, the translation impact from the stronger U.S. dollar negatively impacted net sales by $55.7 million and reduced diluted EPS by $0.40.  On a constant currency basis, third quarter net sales decreased 8% as compared to the third quarter of fiscal 2014.

Third Quarter Fiscal 2015 Revenue Summary

In the third quarter of fiscal 2015, reported worldwide net sales decreased 14% or $123.2 million as growth in the SKAGEN® and FOSSIL® brands was offset by a decline in the Company’s multi-brand licensed watch portfolio and the negative impact of changes in foreign currency.  The following table provides a summary of net sales performance compared to the third quarter of fiscal 2014.

	Reported	Constant
	Results (1)	Currency (2)
Total Company	-14%	-8%
Americas	-11%	-10%
Europe	-15%	-3%
Asia	-19%	-10%

Watches	-17%	-11%
Leathers	-3%	+3%
Jewelry	-5%	+3%

(1)         Includes impacts from currency.

(2)         Eliminates the effect of the stronger U.S. dollar in fiscal 2015 to give investors a better understanding of the underlying trends within the business.

The Company reported net income for the third quarter of fiscal 2015 of $57.5 million compared to $103.7 million for the third quarter of fiscal 2014.  Diluted earnings per share were $1.19, compared to $1.96 for the third quarter of fiscal 2014.  In constant currency, diluted earnings per share for the third quarter of fiscal 2015 were $1.59, including a restructuring charge of $0.05 per diluted share.  The favorable impact of a lower share base due to the Company’s share repurchase program and lower taxes due to foreign tax credits were more than offset by a decline in operating income during the quarter.

Kosta Kartsotis, Chief Executive Officer, commented on the results.  “While our results for the third quarter were within our expectations, we are not satisfied with our overall performance.  Currency aside, our Skagen and Fossil brands performed well in a challenging environment as our initiatives in branding and innovation resonated with consumers around the world.  Our branded jewelry and leathers business increased but were more than offset by a decline in our watch business, reflecting general weakness in the category.”

Mr. Kartsotis continued, “For years, we have leveraged our competitive strengths — supply chain and scale, design and innovation, global distribution and operations, and the best fashion brands in the world — to be a global leader in watches.  While we’ve led in so many ways, we haven’t been a leader in technology on the wrist, until now.  In October, we successfully launched Fossil branded connected products.  Our acquisition of Misfit will ignite our connected accessories initiative by immediately giving us a technology platform that is scalable across our portfolio of brands, a world-class engineering team focused on developing innovative technology in the accessories space and a brand that is native to the wearables space.  We can now quickly bring to market products that blend the technology and app experiences many consumers now demand with the design, style and branding that they’ve always loved.  With this acquisition, Fossil Group is at the epicenter of the convergence of the wearables and traditional watch markets, giving us access to new markets, channels and consumers and uniquely positioning us to drive future growth as we compete in all the areas that are important to customers.”

Mr. Kartsotis concluded, “We remain confident in our long-term strategies.  We believe the substantial capabilities we acquire with Misfit and the many opportunities it creates, combined with our diversified business model, solid financial position and cash flow generation, set us up to win over the long-term and drive value for our shareholders.  We are very excited about our future.”

Operating Results

During the third quarter of fiscal 2015, the translation impact of a stronger U.S. dollar decreased the Company’s reported net sales by $55.7 million, operating income by $33.0 million and diluted earnings per share by $0.40.  The following discussion of the Company’s net sales is calculated in constant dollars and reflects regional performance based on sales in all channels within the geographic location.

Third quarter fiscal 2015 worldwide net sales decreased 8% or $67.5 million compared to the third quarter of fiscal 2014, with growth in the SKAGEN® and FOSSIL® brands offset by a decline in the licensed portfolio.  Sales declined in all regions compared to last fiscal year.  Across product categories, modest increases in leathers and jewelry were offset by a decline in watches compared to last fiscal year.

Net sales in the Americas decreased 10% or $42.1 million compared to the third quarter of fiscal 2014, with modest growth in leathers and jewelry, offset by a decline in watches compared to last fiscal year.  Modest growth in the region’s retail channel was offset by a decline in the wholesale channel, primarily in the U.S.

Net sales in Europe decreased 3% or $10.3 million compared to the third quarter of fiscal 2014, with modest increases in jewelry and leathers offset by a decline in watches compared to last fiscal year.  Within the region, a decline in distributor markets and the United Kingdom offset a slight increase in France and Italy.

Net sales in Asia decreased 10% or $15.1 million compared to the third quarter of fiscal 2014, with an increase in leathers offset by declines in watches and jewelry compared to last fiscal year.  Within the region, an increase in India was offset by declines in most markets, including Korea, Hong Kong and China.

Global retail comps for the third quarter of fiscal 2015 decreased 1% compared to the third quarter of fiscal 2014.  A comparable sales increase in Europe was more than offset by a decline in Asia and the Americas.  A comparable sales increase in leathers was offset by a decline in watches and jewelry.

During the third quarter of fiscal 2015, gross margin decreased 270 basis points to 54.2%.  The favorable impact of the Company’s price initiatives and improved product costing were offset by the negative impact of changes in foreign currencies and higher markdowns.

The Company’s operating expenses decreased during the third quarter of fiscal 2015 due to the impact of changes in foreign currencies.  Marketing and advertising investments, the impact of store additions and restructuring costs of $3.1 million were offset by the favorable impact of changes in foreign currency and lower infrastructure spending.  As a percentage of net sales, operating expense increased 470 basis points to 44.3% given the impact of fixed expenses on lower sales.

Operating income for the third quarter of fiscal 2015 decreased to $75.7 million driven by lower sales and the unfavorable impact of currencies compared to the prior fiscal year third quarter.  Operating margin decreased to 9.8% compared to 17.3% in the prior fiscal year, driven by lower sales and a 330 basis point impact from changes in foreign currencies.

During the fiscal 2015 third quarter, interest expense increased $1.3 million to $5.1 million and other income increased $4.6 million to $6.8 million as a result of net gains on foreign currency contracts and account balances.

The Company’s effective income tax rate in the third quarter of fiscal 2015 was 22.3% compared to 30.6% for the third quarter of fiscal 2014.  The lower tax rate was driven by the favorable impact of foreign tax credits recognized during the current fiscal quarter.

Share Repurchase

During the third quarter of fiscal 2015, the Company invested $12.4 million to repurchase 0.2 million shares of its common stock at an average price of $69 per share bringing year-to-date repurchase activity to $229 million to repurchase 2.7 million shares.  As of October 3, 2015, the Company had $829 million remaining on its existing share repurchase authorizations.

Acquisition of Misfit, Inc.

In conjunction with the third quarter fiscal 2015 results, the Company announced that it has entered into a definitive agreement to acquire Misfit, Inc., a leader and innovator in technology known for manufacturing fashionable connected accessories.  The Company believes the acquisition provides the opportunity to integrate Misfit’s software and hardware platforms in the next generation of connected accessories, further advancing Fossil Group’s connected accessories initiative.  See related press release titled, “FOSSIL GROUP, INC. TO ACQUIRE WEARABLE TECHNOLOGY INNOVATOR MISFIT” and investor presentation available at www.fossilgroup.com/investors/ in the webcasts section for additional details regarding the acquisition which is expected to close late in fiscal 2015.

Sales and Earnings Guidance

For fiscal 2015, the Company continues to expect that its results will be significantly negatively impacted by foreign currency changes as well as restructuring charges, which were largely recorded in the first half of the fiscal year.

GAAP Guidance

For fiscal 2015, the Company now expects:

•                  Net sales to decrease in the range of 10.5% to 8.0%

•                  Operating margin in a range of 9.0% to 10.0%

•                  Diluted earnings per share in a range of $4.15 to $4.75

For the fourth quarter of fiscal 2015, the Company expects:

•                  Net sales to decrease in the range of 16.0% to 7.0%

•                  Operating margin in a range of 8.5% to 11.5%

•                  Diluted earnings per share in a range of $1.05 to $1.65

This guidance includes the Company’s expectation of the operating results of Misfit from the closing date through the end of fiscal 2015.  Given that the transaction closing is anticipated to take place late in the fourth quarter, the impact of Misfit’s operating results is not expected to be material.  The guidance also includes the impact of roughly $8 million, or $0.12 per share, in Misfit transaction costs, which will be recorded as an expense when the transaction closes.

Adjusted Guidance

The Company also provided an estimate of its guidance in constant dollars, excluding the impact of fiscal 2015 restructuring charges, the sales impact from the extra week in fiscal 2014 and the Misfit transaction costs:

For fiscal 2015, adjusted guidance is:

•                  Net sales to decrease in the range of a 3.5% to 1.0%

•                  Operating margin in a range of 12.5% to 13.5%

•                  Diluted earnings per share in a range of $5.60 to $6.20

For the fourth quarter of fiscal 2015, adjusted guidance is:

•                  Net sales to decrease in the range of 11.0% to 2.0%

•                  Operating margin in a range of 12.0% to 15.0%

•                  Diluted earnings per share in a range of $1.40 to $2.00

The Company estimated the fiscal 2015 unfavorable impacts of foreign currency changes, 2015 restructuring charges, the extra week in fiscal 2014, and Misfit transaction costs as follows:

	Full Year	Fourth Quarter
Negative Impact on Net Sales Growth
Foreign Currency Translation	570 basis points	500 basis points
Extra Week in Fiscal 2014	125 basis points	—
Negative Impact on Operating Margin
Foreign Currency Translation	260 basis points	250 basis points
2015 Restructuring Charges	70 basis points	20 basis points
Misfit, Inc. Acquisition Q4 2015	20 basis points	80 basis points
Negative Impact on Diluted Earnings Per Share
Foreign Currency Translation	$0.98	$0.20
2015 Restructuring Charges	$0.35	$0.03
Misfit, Inc. Acquisition Q4 2015	$0.12	$0.12

The Company’s guidance assumes that foreign currency exchange rates that affect the Company’s financial results remain at prevailing levels.

Safe Harbor

Certain statements contained herein that are not historical facts, including future earnings guidance as well as estimated impacts from foreign currency translation and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, risks related to the acquisition and integration of Misfit, Inc., and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015 filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein.  The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing and distribution company that specializes in consumer lifestyle and fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under a diverse portfolio of proprietary and licensed brands, handbags, small leather goods and accessories.  The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 150 countries worldwide through 26 Company-owned foreign sales subsidiaries and a network of approximately 75 independent distributors.  The Company also distributes its products in over 600 Company-owned and operated retail stores, through its international e-commerce websites and through the Company’s U.S. e-commerce website at www.fossil.com. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Eric M. Cerny	Allison Malkin
	FOSSIL GROUP, Inc.	ICR, Inc.
	(855) 336-7745	(203) 682-8225

Consolidated Income	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 39 Weeks Ended	For the 40 Weeks Ended
Statement Data (in millions, except per share data):	October 3, 2015	October 4, 2014	October 3, 2015	October 4, 2014
Net sales	$771.3	$894.5	$2,236.4	$2,444.8
Cost of sales	353.6	385.5	1,008.5	1,047.9
Gross profit	417.7	509.0	1,227.9	1,396.9
Gross margin	54.2%	56.9%	54.9%	57.1%
Operating expense	338.9	354.1	1,003.9	1,052.5
Restructuring expense	3.1	0.0	21.7	0.0
Total operating expense	342.0	354.1	1,025.6	1,052.5
Total operating expense (% of net sales)	44.3%	39.6%	45.9%	43.0%
Operating income	75.7	154.9	202.3	344.4
Operating margin	9.8%	17.3%	9.0%	14.1%
Interest expense	5.1	3.8	14.3	11.4
Other expense (income) — net	(6.8)	(2.2)	(28.3)	(0.8)
Income before income taxes	77.4	153.3	216.3	333.8
Tax provision	17.3	46.9	58.7	103.3
Less: Net income attributable to noncontrolling interest	2.6	2.7	7.3	7.9
Net income attributable to Fossil Group, Inc.	$57.5	$103.7	$150.3	$222.6
Basic earnings per share	$1.19	$1.97	$3.06	$4.16
Diluted earnings per share	$1.19	$1.96	$3.06	$4.15
Weighted average common shares outstanding:
Basic	48.2	52.7	49.0	53.5
Diluted	48.2	52.9	49.2	53.7

	October 3,	October 4,
Consolidated Balance Sheet Data (in millions):	2015	2014
Assets:
Cash and cash equivalents	$301.6	$218.1
Accounts receivable-net	330.4	395.8
Inventories	746.3	695.2
Other current assets	186.7	186.4
Total current assets	$1,565.0	$1,495.5
Property, plant and equipment - net	$330.4	$354.9
Goodwill	197.3	201.0
Intangible and other assets - net	162.2	185.5
Total long-term assets	$689.9	$741.4
Total assets	$2,254.9	$2,236.9

Liabilities and Stockholders’ Equity:
Accounts payable, accrued expenses and other current liabilities	$411.8	$477.8
Short-term debt	21.7	15.2
Total current liabilities	$433.5	$493.0
Long-term debt	$785.7	$607.9
Other long-term liabilities	152.0	174.7
Total long-term liabilities	$937.7	$782.6
Stockholders’ equity	$883.7	$961.3
Total liabilities and stockholders’ equity	$2,254.9	$2,236.9

	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 39 Weeks Ended	For the 40 Weeks Ended
Business Segment Net Sales (in millions):	October 3, 2015	October 4, 2014	October 3, 2015	October 4, 2014
Segment:
Americas	$391.2	$441.2	$1,143.9	$1,204.5
Europe	260.3	304.9	722.5	824.2
Asia	119.8	148.4	370.0	416.1

Total net sales	$771.3	$894.5	$2,236.4	$2,444.8

Product Category Information

	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 39 Weeks Ended	For the 40 Weeks Ended
Product Sales (in millions):	October 3, 2015	October 4, 2014	October 3, 2015	October 4, 2014
Watches	$581.0	$696.3	$1,708.7	$1,908.9
Leathers	104.8	108.0	287.1	295.0
Jewelry	67.0	70.7	185.8	183.4
Other	18.5	19.5	54.8	57.5
Total net sales	$771.3	$894.5	$2,236.4	$2,444.8

Store Count Information

	October 3, 2015						October 4, 2014
	Americas	Europe		Asia	Total		Americas	Europe	Asia	Total
Full price accessory	130	126		65	321		149	115	54	318
Outlets	151	67		44	262		137	54	40	231
Full price multi-brand	0	5		21	26		6	6	20	32
Total stores	281	198	*	130	609	*	292	175	114	581

*Includes stores associated with acquisition completed in South African market in the first fiscal quarter of 2015.

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis.  To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year.

	Net Sales For the 13 Weeks Ended October 3, 2015
(in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Segment:
Americas	$391.2	$(7.9)	$399.1
Europe	260.3	(34.3)	294.6
Asia	119.8	(13.5)	133.3
Total net sales	$771.3	$(55.7)	$827.0

	Net Sales For the 39 Weeks Ended October 3, 2015
(in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Segment:
Americas	$1,143.9	$(17.9)	$1,161.8
Europe	722.5	(103.3)	825.8
Asia	370.0	(30.6)	400.6
Total net sales	$2,236.4	$(151.8)	$2,388.2

END OF RELEASE